EXHIBIT 23.2

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

To the Board of Directors of
Bixby Energy Systems, Inc.

We consent to the use in this Registration Statement of GCA I Acquisition Corp. on Form S-4 of our report dated January 31, 2009 (Note 1 dated April 9, 2009), relating to the consolidated financial statements of Bixby Energy Systems, Inc. as of May 31, 2008 and May 26, 2007 and for the years ended May 31, 2008 and May 26, 2007 appearing in this Prospectus, which is part of this Registration statement.  We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, NY
April 10, 2009